                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

We consent to the use in this amendment No. 1 to the Registration Statement No. 333-114298 of Valor Communications Group, Inc. on Form S-1 of our report related to the financial statements of Valor Telecommunications, LLC dated March 2, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as of January 1, 2001, and No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Valor Telecommunications, LLC, listed in Item 16(b). This financial statement schedule is the responsibility of Valor Telecommunications, LLC's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Dallas, TX
May 27, 2004
/s/ Deloitte & Touche LLP